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                                                                    EXHIBIT 23.6

November 14, 1999

Carl Rossetti
President
Roadrunner
13241 Woodland Park Road
Herndon, VA 20171

Re:       CacheFlow Inc. Initial Public Offering

Ladies and Gentlemen:

          In connection with the proposed initial public offering of the common stock of CacheFlow Inc. (the "Company"), the Company has filed a registration statement (the "Registration Statement") on Form S-1 with the Securities and Exchange Commission. The Company has included a description of your use of the Company's products and the improvements you realized as a result of the Company's products, which description (the "Description") is attached hereto as Exhibit A. You hereby acknowledge and consent to the use of the reference to "Broadband Customer Case Study" and the inclusion of the Description in the Registration Statement and you agree with the Description, including, but not limited to, the discussion of the improvements you realized from the Company's products.

          If you consent to the above described disclosure and inclusion, please return an executed copy of this letter to me via facsimile at (408) 220-2250 at your earliest convenience.

                                                 Sincerely,


                                                 CACHEFLOW INC.

                                                 /s/ Bill Warner

                                                 By:  Bill Warner
                                                      V.P., Business Development



AGREED AND APPROVED:



_____________________________

By:
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                                  Exhibit `A'

       Description of material in CacheFlow's S-1 Registration Statement



Broadband

Broadband ISPs offer high-speed Internet access, enabling the delivery of a wide range of new content and the ability to make the Internet a truly interactive medium. However, while these solutions offer faster access speeds from the user to their ISP, they do not shorten the physical distance between user and web content or reduce network traffic congestion on the Internet itself. For example, it does not help to build a twelve-lane on-ramp to a highway if the highway itself has only two lanes and it is congested. Despite the ability to move content more quickly, broadband networks still frequently suffer diminished performance when content must be transmitted many times over the same network path or when many users request the same content from the origin server simultaneously. These problems are particularly acute when the content being transmitted is large files, which is the nature of broadband content such as video. Therefore, faster access speeds do not necessarily result in significantly faster response times when a user is accessing web content that originated across the Internet. Consumers, therefore, may not enjoy the full benefit that they expect from broadband. Our appliances can enhance the capabilities of a broadband network, helping broadband ISPs compete to attract and retain customers.


Customer Case Study: Road Runner.

Road Runner, a leading provider of high-speed Internet service delivered over cable infrastructure, was looking for product solutions to enhance network performance. Because the broadband market is viewed as new and highly competitive, it was critical for Road Runner to continue to deliver high-quality service in order to attract new customers and retain existing customers. In addition, Road Runner wanted to ensure a high level of performance for the web content that Road Runner itself hosts. Road Runner also required a network infrastructure product that was reliable and would enable them to scale with their growing customer base. At the same time, Road Runner sought a product solution that was easy to configure and deploy, and that was secure. As a result, Road Runner chose our Internet caching appliances. Because Road Runner has been able to redirect much of its traffic through our appliances, response time for its customers has improved significantly.